Exhibit 10.4

GENTIVA HEALTH SERVICES, INC. 2004 EQUITY INCENTIVE PLAN

AMENDMENT & CONSENT TO 2013 STOCK OPTIONS

This Amendment and Consent (this “Amendment & Consent”) to certain stock options granted during 2013 (the “2013 Stock Options”) to Rodney D. Windley (the “Participant”) under the Gentiva Health Services, Inc. 2004 Equity Incentive Plan, amended and restated as of March 16, 2011 and as further amended by Amendments No. 1 and No. 2 thereto (the “Plan”) is made effective September 12, 2013. Except as otherwise provided in this Amendment & Consent, all capitalized terms herein shall have the same meaning as set forth in the Participant’s stock option agreement for the 2013 Stock Options.

W I T N E S S E T H:

WHEREAS, Gentiva Health Services, Inc., a Delaware corporation (the “Company”), maintains the Plan, under which the Participant was granted the 2013 Stock Options;

WHEREAS, the Company’s Board of Directors, on September 12, 2013, approved the Gentiva Health Services, Inc. Executive Incentive Compensation Recoupment Policy (the “Recoupment Policy”);

WHEREAS, the Company and the Participant have agreed to amend the 2013 Stock Options with respect to certain vesting terms and to be subject to the Recoupment Policy; and

WHEREAS, the Company and the Participant have agreed that the 2013 Stock Options will be amended as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant hereby agree as follows:

1. The time service conditions for vesting the 2013 Stock Options will no longer automatically be satisfied upon a Change of Control, but instead, like the share price conditions, will be satisfied upon the Participant’s termination of service without Cause by the Company or by the Participant for “good reason” (as defined in the Participant’s notice of stock option grant for the 2013 Stock Options) that occurs on or within two years following a Change of Control (or within one year before such Change of Control if the Committee determines that such termination of service arose in connection with or in anticipation of the Change of Control) and upon such termination of service following a Change of Control (or upon such Change of Control if the Committee determines that such termination of service was in connection with or anticipation of the Change of Control), the 2013 Stock Options shall remain exercisable for the remainder of their terms notwithstanding such termination of service.

2. The Committee’s ability to fully vest and lapse all restrictions of the 2013 Stock Options upon a Change of Control or terminate the 2013 Stock Options in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of the 2013 Stock Options upon a Change of Control shall be limited to only the situation where the successor entity in a Change of Control refuses to assume or substitute the 2013 Stock Options upon the consummation of such Change of Control.

3. The 2013 Stock Options shall be subject to the Recoupment Policy as in effect and amended from time to time.

4. Except as specifically modified in this Amendment & Consent, the 2013 Stock Options shall be and remain in full force and effect.

5. This Amendment & Consent may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and the Participant have executed this Amendment & Consent to evidence their agreement and consent.

GENTIVA HEALTH SERVICES, INC.

By:	/s/ Tony Strange	Date:	9/13/2013
Print Name:	Tony Strange
Title:	President and Chief Executive Officer

PARTICIPANT

/s/ Rodney D. Windley		Date:	9/13/2013

Rodney D. Windley

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